Exhibit 10.1

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (this “Agreement”) is made effective as of January 1, 2019, by and between Jones Energy, Inc. (the “Company”) and                       (“Employee”).

WHEREAS, Employee is currently employed by the Company as an “at will” employee and is willing to continue working for the Company on an “at-will” basis;

WHEREAS, the Company desires to provide certain severance benefits in the event of certain terminations of Employee’s employment during the term of this Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties agree as follows:

1.                                      Definitions.

“Affiliate” shall mean (i) any corporation in which the shares owned or controlled, directly or indirectly, by the Company represent 50% or more of the voting power of the issued and outstanding capital stock of such corporation, (ii) any corporation which owns or controls, directly or indirectly, 50% or more of the voting power of the issued and outstanding capital stock of the Company, or (iii) any corporation in which 50% or more of the voting power of the issued and outstanding capital stock is owned or controlled, directly or indirectly, by any corporation which owns or controls, directly or indirectly, 50% or more of the voting power of the issued and outstanding capital stock of the Company.

“Base Salary” shall mean Employee’s annualized salary or regularly scheduled wages on a calendar year basis immediately prior to Employee’s Termination Date, but excluding all other elements of compensation including overtime, bonuses, perquisites, commissions, restricted stock awards, stock options, retirement benefits, welfare benefits, or any other payments; provided that, if the Qualifying Termination is due to Good Reason based on a diminution in Base Salary, then the Base Salary used to calculate the Severance Payment shall be the Base Salary on the date immediately prior to such diminution.

“Cause” shall mean, if not otherwise defined in an employment agreement between Employee and the Company or its successor in effect as of the Termination Date, Employee’s (i) negligent (after being given notice and a reasonable opportunity to cure) or willful failure to substantially perform Employee’s duties (other than as a result of physical or mental illness or injury); (ii) willful misconduct or gross negligence that has caused or is reasonably expected to result in material injury to the Company’s or successor’s business, reputation or prospects; or (iii) conviction or plea of nolo contendere with respect to the commission of a felony or other serious crime involving moral turpitude.

“Change in Control” shall have the meaning set forth in the Jones Energy, Inc. 2013 Omnibus Incentive Plan, as amended and restated May 4, 2016 and as may be hereafter amended as from time to time in effect, including any amendment or restatement or successor plan.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Effective Date” shall mean January 1, 2019.

“Good Reason” shall mean the occurrence of (i) a material diminution in Employee’s duties, responsibilities, or authorities, (ii) a material diminution in Employee’s Base Salary or target bonus in effect as of the Effective Date or (iii) the involuntary relocation of the geographic location of Employee’s principal place of employment by more than 30 miles from the location of Employee’s principal place of employment as of the Effective Date (other than a relocation to the Company’s headquarters in Austin, Texas).  Notwithstanding the foregoing, any assertion by Employee of a termination of employment for Good Reason shall not be effective unless all of the following requirements are satisfied:  (1) the condition described in clause (i) or (ii) above giving rise to Employee’s termination of employment must have arisen without Employee’s consent; (2) Employee must provide written notice to the Company of such condition in accordance within 30 days of the initial existence of the condition; (3) the condition specified in such notice must remain uncorrected for 10 days after receipt of such notice by the Company (“cure period”); and (4) Employee’s termination of employment must occur within 10 days after the end of the cure period (or, if earlier, the date the Company notifies Employee it will not cure the event).  If Employee does not provide the notice described in clause (2) above, or if the Company corrects the event during the cure period as described in clause (3) above, or Employee does not terminate employment as described in clause (4) above, then the event shall not constitute Good Reason.

“Health Continued Benefits” shall have the meaning in Section 2(a) below.

“Qualifying Termination” shall mean a termination of Employee’s employment with the Company and all of its Affiliates (i) by Company without Cause or (ii) by Employee for Good Reason; a termination of employment for any other reason, including due to death or disability, shall not constitute a Qualifying Termination.

“Severance Payment” shall have the meaning provided in Section 2(a) below.

“STIP” shall mean the Jones Energy, Inc. 2013 Short-Term Incentive Plan, as from time to time in effect, including any amendment or restatement or successor plan.

“Successor” means any person that succeeds to, or has the ability to control, the Company’s business as a whole, directly by merger, consolidation, spin-off or similar transaction, or indirectly by purchase of the Company’s voting securities or acquisition of all or substantially all of the assets of the Company.

“Termination Date” means the last day on which Employee is in active employment with the Company and all of its Affiliates.

“Waiver and Release Agreement” means the legal document, substantially in the form attached hereto as Attachment A, in which Employee, in exchange for certain severance benefits specified in Section 2, releases the Company and its Affiliates from liability and damages arising from or in connection with Employee’s termination of employment with the Company and enters into a non-disclosure and non-solicitation agreement.

2.                                      Severance Benefits.

(a)                                 If Employee experiences a Qualifying Termination during the 18-month period beginning on the Effective Date and ending on June 30, 2020 then, subject to the Waiver and Release requirement in Section 2(b) and Change in Control Employment provisions in Section 3:

(i)                                     the Company will pay to Employee on the 60th day following the Termination Date lump sum cash payment (the “Severance Payment”) equal to the sum of (x) Employee’s Base Salary and Employee’s target bonus award under the STIP for the fiscal year during which the Termination Date occurs, and (y) a pro rata portion of Employee’s target bonus award under the STIP for the fiscal year during which the

Termination Date occurs based on the total number of days in the performance period that the Participant was employed by the Company; and

(ii)                                  provided Employee timely elects continued coverage under COBRA for Employee and any eligible dependents following the Termination Date, then during the six-month period beginning on the Termination Date, Employee’s monthly premium cost for COBRA medical, dental and vision benefits shall be equal to the monthly premium amount paid by similarly situated active employees for such benefits (“Health Continued Benefits”), subject to timely payment of the monthly period to the Company and Section 2(c) below.

(b)                                 Employee shall not be eligible for the Severance Payment or the Health Continued Benefits unless on or before the 21st day or the 45th day (as such date is determined by the Company) after, but not before, the Termination Date, Employee executes and return to the Company’s Chief Executive Officer the Waiver and Release Agreement and Employee does not revoke the Waiver and Release Agreement during the seven-day period following the date Employee executed the Waiver and Release.

(c)                                  The Health Continued Benefits are provided concurrent with any rights Employee and any eligible dependents may have to continued coverage under COBRA.  Employee shall have the right to change elected coverage only during any open enrollment window provided by the Company.  At the expiration of the three-month period described in Section 2(b)(ii), Employee and any eligible dependents shall be entitled to continued coverage under COBRA for the remainder of the COBRA period prescribed by law, subject to timely payment of the full monthly COBRA premium to the Company.  The foregoing notwithstanding, the Company’s obligation to provide Health Continued Benefits shall cease if and when Employee becomes employed by a third party that provides Employee with substantially comparable health and welfare benefits, subject to Employee’s right to elect to continue coverage under COBRA.  The provisions of this Section 2 will not prohibit the Company from amending or changing the terms of, or terminating, the Company’s COBRA medical, dental and vision benefits, provided that any such amendments, changes or termination apply to all similarly situated employees of the Company and its Affiliates.

3.                                      Change in Control Employment.  Notwithstanding Section 2 or any other provision of this Agreement to the contrary, if in connection with a Change in Control, Employee is offered and accepts employment with the third-party buyer (or an affiliate of the buyer) following the consummation of the transaction that provides Employee with Base Salary and annual bonus opportunities and duties and responsibilities that are no less than Employee’s Base Salary and annual bonus opportunities and duties and responsibilities with the Company and its Affiliates immediately prior to the Change in Control, then Employee shall not be eligible for the Severance Payment or Health Continued Benefits under this Agreement.

4.                                      Miscellaneous.

(a)                                 Waiver. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement. No waiver shall be binding unless executed in writing by the party making the waiver.

(b)                                 At Will Employment.  This Agreement is not a contract of employment or an agreement of employment for a definite term.  Employee’s employment remains an employment terminable at will by either party at any time and for any reason or no reason.

(c)                                  Limitation of Rights. Nothing in this Agreement, except as specifically stated in this Agreement, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective permitted successors and assigns and other legal representatives.

(d)                                 Withholding.  The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(e)                                  Notice.  For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first (1st) business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth (4th) business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Employee:

At the address (or to the facsimile number) shown in the books and records of the Company.

If to the Company:

Jones Energy, LLC

807 Las Cimas Parkway

Suite 350

Austin, TX 78746

Attn: Chief Executive Officer

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(f)                                   Entirety and Amendments.  This Agreement embodies the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof.

(g)                                  Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties to this Agreement and any successors-in-interest to the Company, but otherwise, neither this Agreement nor any rights or obligations under this Agreement may be assigned by Employee.

(h)                                 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to its conflict of laws rules, and applicable federal law.

(i)                                     Multiple Counterparts. This Agreement may be executed in a number of identical counterparts, each of which constitute collectively, one agreement; but making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart.

(j)                                    Descriptive Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not be deemed to limit, amplify, or modify the terms of this Agreement, nor affect the meaning hereof.

(k)                                 409A Compliance. The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Company of the applicable provision without violating the provisions of Code Section 409A.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Employee by Code Section 409A or damages for failing to comply with Code Section 409A.  To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

JONES ENERGY, LLC

By:
Carl F. Giesler, Jr.
Chief Executive Officer

EMPLOYEE:

[NAME]

Attachment A

Waiver and Release

This Waiver and Release (this “Release”) is by and among Jones Energy, Inc. (the “Company”) and                (“Employee”), and is effective as of the date this Release is signed by Employee. The Company and Employee are referred to as the “Parties.”

WHEREAS, the Company and Employee entered into a Severance Agreement as of December   , 2018 (the “Severance Agreement”). This Release is entered into by and between Employee and the Company pursuant to the Severance Agreement and all capitalized terms that are not defined in this Release shall have the definition in the Severance Agreement;

WHEREAS, because of Employee’s employment as an employee of the Company, Employee has obtained intimate and unique knowledge of all aspects of the Company’s business operations, current and future plans, financial plans and other confidential and proprietary information;

WHEREAS, Employee’s employment with the Company and all other positions, if any, held by Employee in the Company or any of its subsidiaries or affiliates, including officer positions, terminated effective as of                        (the “Separation Date”); and

WHEREAS, except as otherwise provided herein, the Parties desire to finally, fully and completely resolve all disputes that now or may exist between them, including, but not limited to those concerning the Severance Agreement, Employee’s job performance and activities while employed by the Company and Employee’s hiring, employment and separation from the Company, and all disputes over benefits and compensation connected with such employment;

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.             Severance Benefits. Subject to Employee’s consent to and fulfillment of Employee’s obligations in this Release, and provided that Employee does not revoke this Release, the Company shall provide Employee the Severance Benefits described in the Severance Agreement.

2.             General Release and Waiver. In consideration of the payments and other consideration provided for in this Release, that being good and valuable consideration, the receipt, adequacy and sufficiency of which are acknowledged by Employee, on Employee’s own behalf and on behalf of Employee’s agents, administrators, representatives, executors, successors, heirs, devisees and assigns (collectively, the “Releasing Parties”) hereby fully releases, remises, acquits and forever discharges the Company and its subsidiaries, affiliates, and each of their respective past, present and future officers, directors, shareholders, equity holders, members, partners, agents, employees, consultants, independent contractors, attorneys, advisers, successors and assigns (collectively, the “Released Parties”), jointly and severally, from any and all claims, rights, demands, debts, obligations, losses, causes of action, suits, controversies, setoffs, affirmative defenses, counterclaims, third party actions, damages, penalties, costs, expenses, attorneys’ fees, liabilities and indemnities of any kind or nature whatsoever (collectively, the “Claims”), whether known or unknown, suspected or unsuspected, accrued or unaccrued, whether at law, equity, administrative, statutory or otherwise, and whether for injunctive relief, back pay, fringe benefits, reinstatement, reemployment, or compensatory, punitive or any other kind of damages, which any of the Releasing Parties ever have had in the past or presently have against the Released Parties, and each of them, arising from or relating to Employee’s employment with the Company or its affiliates or the termination of that employment or any circumstances related thereto, or (except as otherwise provided below) any other matter, cause or thing whatsoever, including without limitation all Claims arising under or relating to employment, employment contracts, employee benefits or purported employment discrimination or violations of civil rights of whatever kind or nature, including without limitation all Claims arising under the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act, as amended, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, the Rehabilitation Act of 1973, Title VII of the United States Civil Rights Act of 1964, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, the Genetic Information Nondiscrimination Act, or any other applicable federal, state or local employment statute, law or ordinance, including, without limitation, any disability Claims under any such laws, Claims for wrongful discharge, Claims arising under state law, contract Claims including breach of express or implied contract, alleged tortious conduct, Claims relating to alleged fraud, breach of fiduciary duty or reliance, breach of implied covenant of good faith and fair dealing, and any other Claims arising under state or federal law, as well as any expenses, costs or attorneys’ fees.

Employee further agrees that Employee will not file or permit to be filed on Employee’s behalf any such Claim. Notwithstanding the preceding sentence or any other provision of this Release, this Release is not intended to interfere with Employee’s right to file a complaint or charge with the Equal Employment Opportunity Commission (the “EEOC”), or other governmental agency, in connection with any Claims Employee believes Employee may have against the Released Parties. However, by executing this Release, Employee hereby waives the right to recover in any proceeding Employee may bring before the EEOC or any other governmental agency or in any proceeding brought by the EEOC or other governmental agency on Employee’s behalf. This Release shall not apply to: (a) any of the Company’s obligations under this Release, (b) in respect of the right to receive benefits under the Company’s employee benefits plans, which shall be due and payable in accordance with the terms and conditions of such plans, (c) claims for unemployment benefits or workers’ compensation benefits, or (d) rights of indemnification or defense under any directors and officers’ liability insurance or similar insurance, or the Company’s bylaws or organizing documents. Employee acknowledges that certain of the payments and benefits provided for in Section 2 of this Release constitute good and valuable consideration for the release contained in this Section 3.

3.             Return of Company Property. As soon as possible, Employee shall, to the extent not previously returned or delivered: (a) return all equipment, records, files, programs or other materials and property in Employee’s possession which belongs to the Company or any of its affiliates, including, without limitation, all computers, printers, laptops, personal data assistants, cell phones, credit cards, keys and access cards; and (b) deliver all original and copies of the Company’s confidential information in Employee’s possession and notes, materials, records, plans, technical data or other documents, files or programs (whether stored in paper form, computer form, digital form, electronically or otherwise) in Employee’s possession that contain confidential information. By signing this Release, Employee represents and warrants that Employee has not retained and has or will timely return and deliver all the items described or referenced in subsections (a) or (b) above; and, that should Employee later discover additional items described or referenced in subsections (a) or (b) above, Employee will promptly notify the Company and return/deliver such items to the Company.

4.             Non-Disparagement. Employee agrees that Employee will not, directly or indirectly, disclose, communicate, or publish any disparaging information concerning the Company, its officers, or its directors, or cause others to disclose, communicate, or publish any disparaging information concerning the same. Notwithstanding the foregoing, the provisions of this Section shall not apply with respect to any charge filed by Employee with the EEOC or other comparable agency or in connection with any proceeding with respect to any claim not released by this Release.

5.             Protected Rights. Employee understands that nothing contained in this Release limits Employee’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands that this Release does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Release does not limit Employee’s right to receive an award for information provided to any Government Agencies.

6.             Not An Admission of Wrongdoing. This Release shall not in any way be construed as an admission by either Party of any acts of wrongdoing, violation of any statute, law or legal or contractual right.

7.             Voluntary Execution of the Release. Employee and the Company represent and agree that they have had an opportunity to review all aspects of this Release, and that they fully understand all the provisions of this Release and are voluntarily entering into this Release. Employee further represents that Employee has not transferred or assigned to any person or entity any Claim involving the Company or any portion thereof or interest therein.

8.             Binding Effect. This Release shall be binding upon the Company and upon Employee and Employee’s heirs, administrators, representatives, executors, successors and assigns and the Company’s representatives, successors and assigns. In the event of Employee’s death, this Release shall operate in favor of Employee’s estate and all payments, obligations and consideration will continue to be performed in favor of Employee’s estate.

9.             Severability. Should any provision of this Release be declared or determined to be illegal or invalid by any government agency or court of competent jurisdiction, the validity of the remaining parts, terms or provisions of this Release shall not be affected and such provisions shall remain in full force and effect.

10.          Entire Agreement. This Release sets forth the entire agreement between the Parties, and fully supersedes any and all prior agreements, understandings, or representations between the Parties pertaining the subject matter of this Release. Employee represents and acknowledges that in executing this Release, Employee does not rely, and has not relied, upon any representation(s) by the Company or its agents except as expressly contained in this Release or the Severance Agreement. Employee and the Company agree that they have each used their own judgment in entering into this Release.

11.          Consideration Period. Employee, by Employee’s free and voluntary act of signing below, (a) acknowledges that Employee has been given a period of twenty-one (21) days to consider whether to agree to the terms contained herein, (b) acknowledges that Employee has been advised to consult with an attorney prior to executing this Release, (c) acknowledges that Employee understands that this Release specifically releases and waives all rights and claims Employee may have under the ADEA, prior to the date on which Employee signs this Release, and (d) agrees to all of the terms of this Release and intends to be legally bound thereby. The Parties acknowledge and agree that each Party has reviewed and negotiated the terms and provisions of this Release and has contributed to its preparation (with advice of counsel). Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Release. Rather, the terms of this Release shall be construed fairly as to both Parties and not in favor of or against either Party, regardless of which Party generally was responsible for the preparation of this Release.

12.          Revocation Period and Effective Date. This Release will become effective, enforceable and irrevocable on the eighth day after the date on which it is executed by Employee (the “Effective Date”).

During the seven-day period prior to the Effective Date, Employee may revoke Employee’s agreement to accept the terms hereof by giving notice to the Company of Employee’s intention to revoke. If Employee exercises Employee’s right to revoke hereunder, Employee shall not be entitled, except as required by applicable wage payment laws, to any payment hereunder until Employee executes and does not revoke a comparable release of claims, and to the extent such payments or benefits have already been made, Employee agrees that Employee will immediately reimburse the Company for the amounts of such payments and benefits to which Employee is not entitled.

13.          Notices. All notices and other communications hereunder will be in writing. Any notice or other communication hereunder shall be deemed duly given if it is delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth at the foot of this Release. Any Party may change the address to which notices and other communications are to be delivered by giving the other Party notice.

14.          Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to its conflict of laws rules, and applicable federal law

15.          Counterparts. This Release may be executed in counterparts, each of which when executed and delivered (which deliveries may be by facsimile or other electronic method of delivery) shall be deemed an original and all of which together shall constitute one and the same instrument.

16.          No Assignment of Claims. Employee represents and agrees that Employee has not transferred or assigned, to any person or entity, any claim involving the Company, or any portion thereof or interest therein.

17.          No Waiver. This Release may not be waived, modified, amended, supplemented, canceled or discharged, except by written agreement of the Parties. Failure to exercise and/or delay in exercising any right, power or privilege in this Release shall not operate as a waiver. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between or among the Parties.

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING RELEASE, THAT I UNDERSTAND ALL OF ITS TERMS AND THAT I AM RELEASING CLAIMS AND THAT I AM ENTERING INTO IT VOLUNTARILY.

IN WITNESS WHEREOF, the parties have executed this Release as of the date and year first above written.

EMPLOYEE

Date:

Address:

JONES ENERGY, INC.

By:
Name:
Its:

Address:

Date: